EXHIBIT 23(p)(10)

                                      SSI

                           INVESTMENT MANAGEMENT INC.


                           Code of Ethics and Conduct

                                        &

                            Policies and Procedures

                                  INTRODUCTION

     This Statement of Policies and Procedures has been prepared for persons associated with SSI Investment Management Inc. (the "Firm"). It addresses the responsibilities of the Firm's employees with respect to insider trading, personal trading and employee conduct. The Statement does not attempt to describe every regulatory and compliance requirement applicable to these activities, but rather summarizes some of the legal issues involved and establishes general rules and procedures applicable to all employees of the Firm.

Persons with questions not answered by this Statement should contact Amy Jo Gottfurcht or George Douglas (or their designated substitute or successor) (each a "Reviewer").

     1.     DEFINITIONS.

     To make it easier to review and understand these policies and procedures, certain commonly used terms are defined below:

"Beneficial  Ownership"  of  a  Security  by  a  person  means:

     a. The person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares with any other person (1) any pecuniary, financial or other interest in such Security,
(2) voting power, which includes the power to vote, or to direct the voting of, such Security, or (3) investment power, which includes the power to dispose, or to direct the disposition, of such Security.

b. A person will also be deemed to have Beneficial Ownership of a Security if such person provides any investment advice regarding such Security or if the person has the right to acquire such Security within sixty days, including but not limited to any right acquired (1) through the exercise of any option, warrant or right, (2) through the conversion of a Security, (3) pursuant to the power to revoke a trust, discretionary account or similar arrangement, or (4) pursuant to the automatic termination of a trust, discretionary account or similar arrangement. Any person who, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement or device with the purpose or effect of divesting such person of Beneficial Ownership of such Security as part of a plan or scheme to avoid
Beneficial Ownership of a Security will nevertheless be deemed to have Beneficial Ownership of such Security.

     "Client Account" means any client or investment fund as to which or for whom the Firm provides investment advisory services.

"Employee" means each person who, in connection with his or her regular functions or duties on behalf of the Firm, or as a result of his or her ownership or control of the Firm (whether or not such person is an employee of the Firm), makes, participates in or obtains information concerning Securities transactions contemplated, proposed or made for any Client Account.



     "Family Members" means, with respect to an Employee, that Employee's spouse, minor children and any relative or relatives living with that Employee and any other person to whom that Employee contributes support.

"Firm" means SSI Investment Management Inc., and each other affiliated entity under common control that is engaged in the business of providing investment advisory services.

"Proprietary Account" means (a) a Securities investment or trading account held in the name of an Employee or one or more of his or her Family Members, or of which that Employee or one or more of his or her Family Members has Beneficial Ownership, or (b) a proprietary investment or trading account maintained for the Firm or its Employees. The term "Proprietary Account" does not include any account that is a Client Account.

"Security" means all investment instruments commonly viewed as securities, including common stock, options, warrants, rights to acquire securities and convertible instruments, as well as commodity futures contracts and commodity options, swaps and other derivative instruments, whether issued in a public or a private placement, but does not include shares of open-end investment companies registered under the Investment Company Act of 1940, as amended, that are not affiliated with the Firm, securities issued by the Government of the United States, bankers' acceptances, bank certificates of deposit or commercial paper.

     2.     Summary.

     Each Employee is required to comply with the following procedures and restrictions on his or her activities:

     a. At the time these policies and procedures are received and acknowledged by an Employee, he or she must provide the Firm with a report disclosing all Securities of which the Employee has any Beneficial Ownership and all of his or her Proprietary Accounts. Each current Employee must provide this report on adoption of this Statement, and each new Employee must provide this report on commencement of his or her employment.

b. Each Employee must have copies of brokerage account statements for each of the Employee's Proprietary Accounts sent to the Firm directly by the Employee's broker, or such Employee must maintain all Proprietary Accounts at the Firm's primary broker and authorize the primary broker to provide such information directly to the Firm.

c. Each Employee must have copies of confirmations of each trade in the Employee's Proprietary Accounts sent directly to the Firm by the Employee's broker, or must maintain all Proprietary Accounts at the Firm's primary broker and authorize the primary broker to provide such information directly to the Firm.

d. Each Employee must obtain prior approval of all Securities transactions for the Employee's Proprietary Accounts from a Reviewer. An Employee should submit a request for a transaction on the Personal Securities Trading Request Form attached as Exhibit D.

e. If an Employee or Family Member of that Employee purchases or sells a Security on the same day that a client purchases or sells that Security, the client will receive the same or more favorable price.

f. Each Employee must notify the Firm immediately if he or she or any of his or her Family Members is or proposes to become a director, officer or consultant of a company that issues Securities.

g. Quarterly, each Employee must provide the Firm with a report certifying that the Employee complied with the Firm's policies and procedures during the quarter and disclosing all Securities in which the Employee or his or her Family Members acquired or sold or otherwise disposed of any Beneficial Ownership during the quarter and the names of all brokers, dealers or banks with which the Employee or his or her Family Members established Proprietary Accounts during the quarter. In the alternative, the Employee may certify that all such information is contained in the brokerage account statements and confirmations provided to the Firm during the quarter and that, as of the date of the certificate, all such information is accurate and complete.

     h. Annually, each Employee must provide the Firm with a report certifying that he or she complied with the Firm's policies and procedures during the year and disclosing all Securities in which the Employee or his or her Family Members have any Beneficial Ownership and the names of all brokers, dealers or banks where such Securities are held. In the alternative, the Employee may certify that all such information is contained in the brokerage account statements and confirmations provided to the Firm during the year and that as of the date of the certificate, all such information is accurate and complete.

                                  PART I.

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TABLE OF CONTENTS
Page
PART I.
POLICIES AND PROCEDURES
RELATING TO INSIDER TRADING. . . . . . . . . . . . . . . . . . . . . . . .   4
A.   Policy Statement On Insider Trading.. . . . . . . . . . . . . . . . .   4
B.   Proocedures to Implement the Firm's Policies Against Insider Trading.   8
C.   Employee or Family Member Serving as Director, Officer or Consultant.  10
D.   Client Serving as Director, Officer or Consultant.. . . . . . . . . .  10
E.   Supervisory Procedures. . . . . . . . . . . . . . . . . . . . . . . .  11

PART II.
POLICIES AND PROCEDURES
RELATING TO PERSONAL
SECURITIES TRANSACTIONS. . . . . . . . . . . . . . . . . . . . . . . . . .  12
A.   Personal Trading Accounts and Reports.. . . . . . . . . . . . . . . .  12
B.   Personal Trading Approvals. . . . . . . . . . . . . . . . . . . . . .  13
C.   Review of Personal Trading Information. . . . . . . . . . . . . . . .  14
D.   Client Priority.. . . . . . . . . . . . . . . . . . . . . . . . . . .  14
E.   Front Running.. . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
F.   Restricted List.. . . . . . . . . . . . . . . . . . . . . . . . . . .  15
G.   Principal Transactions. . . . . . . . . . . . . . . . . . . . . . . .  15
H.   Private Placements. . . . . . . . . . . . . . . . . . . . . . . . . .  15
I.   Initial Public Offerings. . . . . . . . . . . . . . . . . . . . . . .  15
J.   Insider Trading and Manipulative Practices. . . . . . . . . . . . . .  16

PART III.
CODE OF EMPLOYEE CONDUCT . . . . . . . . . . . . . . . . . . . . . . . . .  17
A.   Personal Trading Accounts and Reports.. . . . . . . . . . . . . . . .  17
B.   Outside Activities. . . . . . . . . . . . . . . . . . . . . . . . . .  17
C.   Conflicts of Interest.. . . . . . . . . . . . . . . . . . . . . . . .  17
D.   Confidentiality and Privacy of Customer Personal Information. . . . .  17
E.   Involvement in Litigation.. . . . . . . . . . . . . . . . . . . . . .  18
F.   Favoritism and Gifts. . . . . . . . . . . . . . . . . . . . . . . . .  19
G.   Certifications and Acknowledgments. . . . . . . . . . . . . . . . . .  19
H.   Registration, Licensing and Testing Requirements. . . . . . . . . . .  19



Exhibit  A     CERTIFICATE  OF  RECEIPT
Exhibit  B     SECURITIES  ACCOUNTS  DISCLOSURE FORM AND INITIAL HOLDINGS REPORT
Exhibit  C     CERTIFICATE  OF  COMPLIANCE
Exhibit  D     PERSONAL  SECURITIES  TRADING  REQUEST  FORM



                                    PART I.

               POLICIES AND PROCEDURES RELATING TO INSIDER TRADING
4
A.     POLICY  STATEMENT  ON  INSIDER  TRADING.

     The Firm is in the business of obtaining and analyzing information about companies and their Securities to give the Firm the basis for profitably trading and recommending investments in Securities. Generally, such investigation and analysis helps investors in Securities markets to make informed investment decisions, which is one of the goals of the federal securities laws. It is illegal, however, under the securities laws to trade or recommend trades in a Security while using or even, in some cases, while merely possessing, material, nonpublic information about that Security or its issuer. It is the policy of the Firm to conduct its business in full compliance with the law, and to ensure that our Employees do so. This Statement sets forth the legal prohibitions and procedures all Employees must observe to comply with the law.

     This Statement applies to the Firm and all of its Employees. Each Employee should review this Statement carefully. Any questions should be directed to a Reviewer.

While the law concerning insider trading is evolving, it is generally understood that the law prohibits:

     Trading in Securities by an insider while in possession of material, nonpublic information;

     Trading in Securities by a non-insider while in possession of material, nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential, or was misappropriated; and

     Communicating material, nonpublic information to others, or recommending a Securities transaction to others while in possession of material, nonpublic information about the Security or the company in question. (This is commonly called "tipping.")

     The Firm forbids any of its Employees from (i) trading either personally or on behalf of others, including clients of the Firm, on material, nonpublic information; (ii) communicating material, nonpublic information to others in violation of the law; or (iii) knowingly assisting someone engaged in these activities.

     All information relating to the Firm's activities, including investment analyses, investment recommendations, and proposed and actual trades for the Firm or its clients, is proprietary to the Firm and must be kept confidential. Where such information is material, it should be treated as material, nonpublic information; that is, Employees must not trade on it for their own accounts, and, without the approval of a Reviewer, must not disclose it to anyone inside or outside the Firm who does not need the information in the course of our business.
1.

1.     Background.

     The Securities and Exchange Commission is responsible for enforcing the federal securities laws. State laws generally correspond to the federal laws and impose additional obligations and liabilities. The federal statutes that are most frequently the basis for SEC investigations and prosecutions are section 10(b) of the Securities Exchange Act of 1934, as amended, and SEC Rule 10b-5 promulgated thereunder. These are the general antifraud provisions of the federal securities laws. Among other things, Rule 10b-5 prohibits insider trading, which has been given high priority in SEC enforcement efforts over the last 20 years.

     In 1984, Congress passed the Insider Trading Sanctions Act ("ITSA") to help the SEC enforce insider trading laws. Prior to ITSA, the SEC's primary remedies for fraudulent activity were injunctions and disgorgement of illicit profits. ITSA gave the SEC a new tool against insider trading violators -- civil penalties of up to three times the profit realized or loss avoided. Some of the most notorious insider trading cases have been brought by the SEC under ITSA, including proceedings against Dennis Levine, Ivan Boesky and Michael Milken. In 1988, Congress enacted the Insider Trading Securities Fraud Enforcement Act ("ITSFEA"). ITSFEA made three fundamental changes in insider trading law. First, ITSFEA expanded the scope of persons who may be liable for insider trading to include employers, managerial and supervisory personnel and other controlling persons (collectively, "Controlling Persons"). Even if a Controlling Person does not trade while in possession of or tip material, nonpublic information, the Controlling Person may be civilly liable to the government in the amount of the greater of $1,000,000 or up to three times the profit realized or loss avoided by the person who made the illegal trades if the Controlling Person failed to take appropriate steps to prevent the violation. ITSFEA also requires registered broker-dealers and investment advisers to adopt, maintain and enforce written policies and procedures to prevent the misuse of material, nonpublic information. ITSFEA also permits contemporaneous traders to bring private suits for damages against insider trading violators and their Controlling Persons.

In 1990, Congress passed the Securities Law Enforcement Remedies Act, further strengthening the SEC's arsenal in detecting, deterring and punishing securities laws violations.

2.     Key  Terms  and  Concepts.

     "INSIDERS" of a company are generally its officers, directors, employees and controlling shareholders. In addition, persons outside a company who gain inside information in the course of dealings with that company may be legally considered "temporary insiders" of the company and thus be bound by the same legal restrictions as traditional insiders. For example, outside financial advisers, investment bankers, lawyers or accountants retained to represent or assist the company on an ongoing basis or in major corporate transactions are insiders for purposes of insider trading laws. Under this analysis, the Firm and its Employees can become temporary insiders of a company if the Firm advises or performs other services for the company. IF YOU RECEIVE MATERIAL, NONPUBLIC INFORMATION REGARDING A COMPANY THAT COMES DIRECTLY OR INDIRECTLY FROM ANY INSIDER (temporary or traditional), DO NOT TRADE IN THAT COMPANY'S SECURITIES IN YOUR PROPRIETARY ACCOUNTS OR FOR ANY OF THE FIRM'S CLIENTS, AND DO NOT DISCUSS THE INFORMATION WITH ANY OTHER PERSON, WITHOUT FIRST CONSULTING A REVIEWER, who may contact the Firm's legal counsel before determining how to proceed.

     "TIPPING" is the disclosure of material, nonpublic information about a company or its Securities to a third party, when such disclosure is not made strictly for corporate purposes. The disclosure may be made by an insider of the company, by one who has misappropriated the information from the company in question or from another person or company, or by anyone who received information traceable to an insider or one who has misappropriated the information. Those who disclose the information are called "tippers"; those who receive the information are called "tippees." Criminal and civil liability for trading on the basis of tipped information may attach even where the information is received second- or third-hand, or more remotely, if the other requirements for finding liability are present. The same legal standards apply to remote tippees. In addition, the tipper may be liable for any profits gained or losses avoided by a tippee, even if the tipper did not trade. IF SOMEONE TIPS INFORMATION TO YOU, DO NOT DISCLOSE THE INFORMATION TO ANYONE EXCEPT AS REQUIRED BY THESE POLICIES AND PROCEDURES. YOU AND THE FIRM MAY BE LIABLE IF ANYONE TRADES ON MATERIAL, NONPUBLIC INFORMATION RECEIVED FROM OR THROUGH YOU. Trading while in possession of certain nonpublic information is illegal if the information is "MATERIAL." "Material" information is information about a company or its Securities of such importance that it could be expected to affect the judgment of reasonable investors whether to buy, sell or hold that company's Securities. It is information that, if generally known, would affect the market price of the Security. Material information has also been defined as information that could cause insiders to change their trading patterns. Material information can relate to current events or to possible future events. When information relates to a possible future event, materiality is determined by balancing the probability that the event will occur and the anticipated magnitude of the event in light of the totality of the company's activities. Whether a particular item of information is material may depend on how specific it is, the extent to which it differs from public information, and its reliability in light of its source, its nature, and the circumstances under which it was received. If a transaction you are involved in becomes the subject of scrutiny by the SEC, the materiality of any inside information will be evaluated with 20/20 hindsight, and the mere fact that someone traded while in possession of the information will contribute to the conclusion that it was material. WHEN IN DOUBT, ASSUME INFORMATION IS MATERIAL.

Information that Employees should consider material includes, among other things, information about changes in dividend policies, earnings estimates, changes in previously released earnings estimates, manufacturing problems, executive turnover, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, significant new products, services or contracts, or the cancellation or loss of significant orders, products, services or contracts.

Material information can also relate to events or circumstances affecting the market for a company's Securities. For example, in 1987, the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a Security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that articles about various companies would be published in the Wall Street Journal and whether those reports would be favorable or not. Any questions concerning whether certain information is material should be referred to a Reviewer, who may contact the Firm's legal counsel before determining how to proceed.

"NONPUBLIC" information is information that has not been disseminated in a manner that makes it available to public investors generally. If information is being disseminated to traders generally by brokers and institutional analysts, such information would be considered public unless there is a reasonable basis to believe that such information is confidential and came from an insider.
Information that has been selectively disclosed to a few analysts or investors is not public. Public information is information that has been effectively disclosed in a manner sufficient to ensure that it is available to the investing public, such as by disclosure in a report filed with the SEC or publication in the Dow Jones broad tape, Reuters Economic Services, the Associated Press or United Press International wire services, newspapers of general circulation in New York City, or, if the subject company's operations or stockholders are geographically localized, in local news media, or the electronic media. Once information has become public, persons who were aware of the information when it was nonpublic must wait to trade until the market has absorbed the information; the waiting period is at least twenty-four hours, and in some situations longer. Any questions concerning whether certain information has become public should be referred to a Reviewer, who may contact the Firm's legal counsel before determining how to proceed.

"MISAPPROPRIATION" is a basis for insider trading liability that is established when trading occurs based on material, nonpublic information that was misappropriated from another person. This theory can and has been used to reach a variety of individuals who are not traditional or temporary insiders. The Wall Street Journal reporter mentioned above was found by the Supreme Court to have defrauded the Wall Street Journal when he "misappropriated" information about upcoming articles from the Wall Street Journal and used the information for trading in the Securities markets.

3.     Penalties  for  Insider  Trading.

     Penalties for trading on, or tipping of, material, nonpublic information are severe and include:

     civil  injunction
     disgorgement of the profit gained or the loss avoided civil penalty of up to three times the profit gained or the loss avoided criminal fine of up to $1 million for an individual or $2.5 million for an entity (in addition to civil penalties based on the profit gained or the loss avoided)
     jail  time  of  up  to  10  years

     A company or any supervisor or other Controlling Person who fails to take adequate steps to prevent illegal trading on, or tipping of, material, nonpublic information is subject to a civil penalty of the greater of $1 million or up to three times the profit gained or loss avoided as a result of the employee's violation, a criminal penalty of up to $1 million for individuals and up to $2.5 million for entities, and, for individuals, a jail term of up to ten years. Persons guilty of insider trading violations, whether through actual trading, tipping, or failing to supervise, are also open to private suits for damages by contemporaneous traders in the market.

     In addition, any violations of this Statement of Policies and Procedures will result in serious sanctions by the Firm, including dismissal for cause, suspension without pay, loss of pay or bonus, loss of severance benefits, demotion or other sanctions, whether or not any such violation also constitutes a violation of law. Furthermore, the Firm may initiate or cooperate in civil or criminal proceedings against any Employee relating to or arising from any such violation.

Any SEC investigation, even one that does not result in criminal or civil prosecution, can irreparably damage the Firm's reputation and an individual's career. It is essential to avoid even the appearance of impropriety.

B.     PROCEDURES  TO  IMPLEMENT  THE  FIRM'S  POLICIES AGAINST INSIDER TRADING.

     The following procedures have been established to aid Employees in avoiding insider trading, and to aid the Firm in preventing, detecting and imposing sanctions against insider trading. Every Employee must follow these procedures. If you have any questions about the procedures, you should consult a Reviewer.

1.     Identify  Material,  Nonpublic  Information.

     Before trading for yourself or others, including investment partnerships affiliated with the Firm, Proprietary Accounts or Client Accounts managed by the Firm, in the Securities of a company about which you may have received potential inside information, ask yourself the following questions:

a. Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Would this information affect the market price of the Securities if it were generally known? Is this information that could cause investors to change their trading?

b. Is the information nonpublic? To whom has it been provided? Has it been filed with the SEC? Has it been effectively communicated to the marketplace by being published in Reuters Economic Services, The Wall Street Journal or other publications of general circulation or appearing on the wire services or electronic media?

2.     Avoid  Using  or  Disclosing  Material,  Nonpublic  Information.

     If, after consideration of the above, you believe that you may have come into possession of material, nonpublic information, or if you believe the Firm's activities may have created material, nonpublic information, you should take the following steps:

     a. Immediately cease all trading in Securities of the company that is the subject of the material, nonpublic information, including trading on behalf of the Firm and its clients, and trading in your Proprietary Accounts. In addition, there should be no trades in Securities of the company in question in the accounts of your friends or Family Members after you receive the information.

     b. Immediately cease recommending any transaction in any of the Securities of the company in question to anyone, including clients of the Firm, other employees of the Firm and your own business associates, friends or relatives. This prohibition includes making any comment about the company in question that could in any way be interpreted as a recommendation. Do not solicit clients or potential clients to buy or sell the Securities of the company in question.

c. Do not discuss the material, nonpublic information with anyone except as required by these policies and procedures, and especially avoid referring to the information in hallways, elevators, restaurants, taxis or any other place where you may be overheard.

d. Immediately inform a Reviewer of all details of the situation, so that appropriate security procedures can be implemented Firm-wide.

3.     Restricting  Access  to  Material,  Nonpublic  Information.

     If appropriate, the Firm may adopt some or all of the following procedures while anyone in the Firm is in possession of material, nonpublic information. Additional measures may be used to address specific situations.

a. Procedures for handling documents containing material, nonpublic information, including prohibitions on removing them from the office, limiting copying and distribution within the office, keeping them off desk tops and conference tables when not in use, shredding them on disposal, and other measures to protect sensitive documents from accidentally being read by anyone without a lawful need to know the information.

b. Restrictions on physical access to areas of the Firm where material, nonpublic information may be discussed or stored, including locking file cabinets and doors and a system of visitor passes or other restrictions for non-employees on the premises.

c. Computer access security measures, such as passwords on files or limited access to terminals through which material, nonpublic information can be obtained.

d. Trading restrictions, including temporary Firm-wide moratoria on trading in the Securities to which the material, nonpublic information relates or management review of all Employee trades in certain Securities.

4.     Contacts  with  Third  Parties.

     Requests of third parties such as the press and analysts for information should be directed to a Reviewer, who may contact the Firm's legal counsel before determining how to proceed.

C.     EMPLOYEE  OR  FAMILY  MEMBER  SERVING AS DIRECTOR, OFFICER OR CONSULTANT.

     From time to time, an Employee may serve as a director of a company in which the Firm has a Securities position, to monitor, preserve, protect or enhance the value of the position for the benefit of clients or for other similar purposes. In addition, from time to time, Family Members of Employees may serve as directors, officers or consultants for companies in which the Firm has a Securities position. During these periods, the Firm will take additional precautions to ensure that inadvertent violations do not occur and to avoid the appearance of impropriety.

1.     Notice.

     An Employee must inform the Firm immediately if the Employee or any Family Member of the Employee serves or is about to serve as a director, officer or consultant of a company that issues Securities.

2.     Restrictions  on  Trading  Without  Advance  Approval or During Black-Out
Periods.

     When an Employee or a Family Member of an Employee serves as a director, officer or consultant of a company, the following procedures will apply:

a. No Employee or Family Member of that Employee may trade in the Securities of the subject company for Client Accounts or for his or her Proprietary
Account without the prior consent of a Reviewer (who may consult with the Firm's legal counsel).

b. No Employee will be permitted to trade in the Securities of the subject company for Client Accounts or for his or her Proprietary Account during any "black-out" period or similar period of trading restrictions established by the subject company and applicable to its directors, officers or consultants.

D.     CLIENT  SERVING  AS  DIRECTOR,  OFFICER  OR  CONSULTANT.

     From time to time, a Client of the firm may serve as a director, officer or a consultant for companies in which the Firm or an Employee has a Securities position. During these periods, the Firm may take additional precautions to insure that inadvertent violations do not occur and to avoid the appearance of impropriety.

1.     Notice.

     An Employee must inform the Firm immediately if (a) the Employee becomes aware that any Client serves or is about to serve as a director, officer or consultant to any company that issues Securities that are publicly traded or (b) the Employee obtains any material, nonpublic information from such a client.

2.     Restrictions  on  Trading  Without  Advance  Approval  or During Blackout
Periods.

     When a Client serves as such a director, officer or consultant, the Firm may require procedures such as those set forth above regarding advance approval in "blackout" periods for trading in Securities of the company for which the Client serves as a director, officer or consultant.

E.     SUPERVISORY  PROCEDURES.

     Supervisory procedures can be divided into two categories: preventing insider trading and detecting insider trading.

1.     Prevention  of  Insider  Trading.

     To prevent insider trading, the Firm is taking steps, such as adopting and implementing this Statement, to familiarize Employees with the nature of insider trading and the Firm's policies and procedures relating to insider trading. The Firm will also review these policies and procedures on a regular basis and update them as necessary. The Firm has designated each Reviewer as an individual responsible for answering questions about material, nonpublic information and insider trading and tipping. The Firm will assist Employees in resolving the issues of whether information is material and nonpublic.

     When it has been determined that an Employee of the Firm has material, nonpublic information, the Firm will implement the measures described above to prevent dissemination of such information and restrict trading in the Securities and access to the information. Finally, the Firm will advise Employees when and if it is permissible to trade in the Securities of the company to which the information pertained. Generally, a reasonable period (at least 24 hours) must pass for the marketplace to have an opportunity to evaluate and respond to the information before trading will be permitted.

2.     Detecting  Insider  Trading.

     To detect insider trading, the Firm has adopted the policies and procedures relating to personal Securities transactions by the Firm's Employees and Family Members set forth in Part II. If you have any questions concerning any aspect of these policies and procedures or how they apply in particular situations, please direct your questions to a Reviewer.

                                  PART II.


                        POLICIES AND PROCEDURES RELATING
                       TO PERSONAL SECURITIES TRANSACTIONS

     The Firm has adopted the following policies and procedures relating to personal Securities transactions by Employees.

A.     PERSONAL  TRADING  ACCOUNTS  AND  REPORTS.

1. On receipt of this Statement, each Employee must identify to a Reviewer all brokerage and commodities trading accounts that are Proprietary Accounts and provide to the Firm an Initial Holdings Report disclosing the title, number of shares and principal amount of each Security in each Proprietary Account of such Employee. The form to use for this purpose is attached to this Statement as Exhibit B.

2. Not later than 10 days after a person becomes an Employee, such new Employee must identify to a Reviewer all brokerage and commodities trading accounts that are Proprietary Accounts and provide to the Firm an Initial Holdings Report disclosing the title, number of shares and principal amount of each Security in each Proprietary Account of such new Employee, as of the date of the start of his or her employment. The form of the Initial Holdings Report is attached as Exhibit B.

3. Thereafter, each Employee must advise the Firm and receive authorization before opening any new Proprietary Account. Such notice must be given to, and authorization received from, a Reviewer.

4. Each Employee must arrange for duplicate copies of all trade confirmations and brokerage statements relating to each of his or her Proprietary Accounts to be sent promptly and directly by the brokerage firm or other financial institution where the Proprietary Account is maintained to the Firm, to the attention of a Reviewer. In the alternative, Employees may close all Proprietary Accounts and trade only through a Proprietary Account at the Firm's primary broker if the Employee authorizes the primary broker to provide such information to the Firm.

5. In addition, each Employee must report to a Reviewer any private Securities transactions that are not carried out through brokerage accounts. See section H below with respect to private Securities.

6. For each Securities trade by an Employee for which a confirmation is not available, the Employee is responsible for promptly providing a Reviewer with a written statement stating the date, Security, nature of the transaction, price, parties and brokers involved in such trade.

7. Prior to arranging a personal loan with a broker, bank or other financial institution that will be collateralized by Securities in a Proprietary
Account,  an  Employee or other borrower must obtain the approval of a Reviewer.

8. Quarterly, each Employee must certify to the Firm that he or she has complied with all of the Firm's policies and procedures during the quarter and to disclose all Securities in which the Employee and his or her Family Members acquired or sold or otherwise disposed of any Beneficial Ownership during the quarter and the names of all brokers, dealers or banks with which the Employee or his or her Family Members established Proprietary Accounts during the quarter. In the alternative, the Employee may certify that all such information is contained in the account statements and confirmations provided to the Firm during the period and that as of the date of the certification all such information is accurate and complete. The form to use for this purpose is attached to this Statement as Exhibit C. If such information is incomplete or inaccurate as of the date of the certification, the Employee must update or correct the information.

9. Annually, each Employee must also certify to the Firm that he or she has complied with all of the Firm's policies and procedures during the year and to provide the Firm with a report disclosing all Securities in which the Employee and his or her Family Members have any Beneficial Ownership and the names of all brokers, dealers or banks where such Securities are held. In the alternative, the Employee may certify that all such information is contained in the account statements and confirmations provided to the Firm during the year and that as of the date of the certification all such information is accurate and complete. The form to use for this purpose is attached to this Statement as Exhibit C. If such information is incomplete or inaccurate as of the date of the certification, the Employee must update or correct the information.

B.     PERSONAL  TRADING  APPROVALS.

     No trading transactions for Proprietary Accounts may be effected without the prior approval of a Reviewer, and any transaction may be cancelled at the end of the day by a Reviewer or allocated to a Client Account if determined by a Reviewer to be required. This policy applies equally to Securities acquired in private placements. A Reviewer must obtain the prior written approval of another Reviewer or Syed Mehdi ("Reviewer's Substitute") before effecting any transactions in a Reviewer's own Proprietary Accounts. A Personal Securities Trading Request Form should be used for this purpose, and a sample is attached hereto as Exhibit D. A Reviewer or the Reviewer's Substitute will promptly notify the Employee of approval or denial of clearance to trade by indicating such action on the Personal Securities Trading Request Form and returning it to the Employee. Notification of approval or denial to trade may be given orally, but it will be confirmed in writing by indicating such action on the Personal Securities Trading Request Form and returning it to the Employee within 24 hours of the oral notification.

     In general, a Reviewer will not approve the sale of a Security that has not been held at least 30 days by the Employee.

When any Employee recommends that a Security be bought or sold for a Client Account, such Employee must disclose to a Reviewer if a position in that Security is then held in the Employee's Proprietary Account. A Reviewer may restrict such Employee from buying or selling the position through any Proprietary Account until a specified period of time after the orders for Client Accounts have been filled and there is no buying or selling program in progress.

C.     REVIEW  OF  PERSONAL  TRADING  INFORMATION.

     All confirmations, statements and other information will be reviewed to monitor compliance with Firm policies and procedures. The Firm reserves the right to require the Employee to reverse, cancel or freeze, at the Employee's expense, any transaction or position in a specific Security if the Firm believes such transaction or position might violate the Firm's policies or procedures or appears improper. Except as required to enforce this policy or to participate in any investigation concerning violations of applicable law, the Firm will keep all such information confidential.

D.     CLIENT  PRIORITY.

     Employees of the Firm must first give priority on all purchases and sales of Securities to the Firm's clients, before executing transactions for their Proprietary Accounts, and personal trading must be conducted so as not to conflict with the interests of a client. While the scope of such actions cannot be exactly defined, they would always include each of the following prohibited situations:

     knowingly purchasing Securities for Proprietary Accounts, directly or indirectly, without making a good faith determination whether such Securities are appropriate for investment by a client and, if such Securities are appropriate, without making an equitable allocation of the investment to the client first, on the basis of such considerations as available capital and current positions, and then to the Proprietary Account;

     knowingly purchasing or selling Securities for Proprietary Accounts, directly or indirectly, in a way that adversely affects a client's transactions;

     using knowledge of Securities transactions by a client to profit personally, directly or indirectly, by the market effect of such transactions; and

     giving to any person information not generally available to the public about contemplated, proposed or current purchases or sales of Securities by or for a Client Account, except to the extent necessary to effectuate such transactions or with the approval of a Reviewer.

     In addition, clients must always receive the best price, in relation to Proprietary Accounts, in transactions on the same day.

E.     FRONT  RUNNING.

     Without the prior written approval of a Reviewer, no Employee may execute a transaction in a Security for a Proprietary Account if the Employee is aware or should be aware that an order for a Client Account for the same Security, same way, remains unexecuted or the Firm is considering same-way trades in the Security for Client Accounts. Transactions in options, derivatives or convertible instruments for a Proprietary Account that are related to a transaction in an underlying Security for a Client Account ("inter-market front running") are subject to the same restrictions.

F.     RESTRICTED  LIST.

     Certain transactions in which the Firm engages or other circumstances may require, for either business or legal reasons, that any Client Accounts or Proprietary Accounts do not trade in certain Securities for specified periods.
A Security will be designated as "restricted" if the Firm is involved in a transaction that places limits on the aggregate position held by Client Accounts or Proprietary Accounts in that Security, or if trading in a Security should be restricted for any other reason. Such Securities will appear on a restricted list ("Restricted List") that will be circulated to all Employees by a Reviewer. The Restricted List is confidential and no information about the Restricted List may be disclosed to anyone outside of the Firm.

     All Employees should consult the Restricted List before placing any order for the purchase or sale of Securities for Proprietary Accounts. No Employees may engage in any trading activity with respect to a Security while it is on the Restricted List, except with the prior written approval of a Reviewer.

G.     PRINCIPAL  TRANSACTIONS.

     Neither the Firm nor an Employee may engage in principal transactions between a Proprietary Account and a Client Account without first obtaining the prior written approval of a Reviewer and the written consent of the client.

H.     PRIVATE  PLACEMENTS.

     As in the case of publicly traded Securities, neither an Employee nor any of his or her Family Members may acquire Beneficial Ownership of any Security in a private placement without the prior approval of a Reviewer. A Personal Securities Trading Request Form should be used for this purpose. See Exhibit D. A Reviewer will promptly notify the Employee of approval or denial of approval by indicating such action on the Personal Securities Trading Request Form and returning it to the Employee. Notification of approval or denial may be given orally, but it will be confirmed in writing by indicating such action on the Personal Securities Trading Request Form and returning it to the Employee within 24 hours of the oral notification.

I.     INITIAL  PUBLIC  OFFERINGS.

     Neither an Employee nor any of his or her Family Members may acquire any Beneficial Ownership of any Security in an initial public offering without the prior approval of a Reviewer. A Personal Securities Trading Request Form should be used for this purpose. See Exhibit D. A Reviewer will promptly notify the Employee of approval or denial of clearance to trade by indicating such action on the Personal Securities Trading Request Form and returning it to the Employee. Notification of approval or denial to trade may be given orally, but it will be confirmed in writing by indicating such action on the Personal Securities Trading Request Form and returning it to the Employee within 24 hours of the oral notification.

J.     INSIDER  TRADING  AND  MANIPULATIVE  PRACTICES.

1.     INSIDER  TRADING.

     Federal and state securities laws prohibit any purchase or sale of Securities on the basis of material, nonpublic information that was improperly obtained, or where it was obtained under circumstances contemplating that it would not be used for personal gain, and in certain other circumstances. In addition, "tipping" such information to others is prohibited. The persons covered by these restrictions are not only "insiders" of publicly traded companies, but also any other person who, under certain circumstances, learns of material, nonpublic information about a company, such as Employees, as well as outside attorneys, accountants, brokers, consultants or bank lending officers.

     The Firm has adopted Policies and Procedures Relating to Insider Trading that appear in Part I of this Statement. All Employees must read and comply with those policies and procedures.

2.     MANIPULATIVE  PRACTICES.

     Section 9(a)(2) of the Securities Exchange Act of 1934, as amended, makes it unlawful for any person, acting alone or with others, to effect a series of transactions in any Security registered on a national Securities exchange creating actual or apparent active trading in such Security or raising or depressing the price of the Security, for the purpose of inducing the purchase or sale of such Security by others. Rule 10b-5 under the Securities Exchange Act of 1934, as amended, has been interpreted to proscribe the same type of trading practices in OTC Securities.

     The thrust of these prohibitions against manipulative trading practices is that no Employee should, alone or with others, for either a Client Account or a Proprietary Account:

     engage in trading or apparent trading activity in a Security for the purpose of inducing the purchase or sale of such Security by others; or

     engage in trading or apparent trading activity for the purpose of causing the price of such Security to move up or down, and then take advantage of such price movement by buying or selling the Security at the "artificial" price.

     Of course, buy or sell programs may cause Security prices to rise or fall, and price changes resulting from supply and demand factors are not prohibited. Rather, Section 9(a)(2) prohibits activity where there is a purpose to affect the price of a Security artificially through trading or apparent trading, not where such change is an incidental result of a change in supply or demand or changes in the intrinsic value of a Security.

                                 PART III.


                            CODE OF EMPLOYEE CONDUCT

A.     PERSONAL  TRADING  ACCOUNTS  AND  REPORTS.

     The Firm has adopted Policies and Procedures Relating to Insider Trading that appear in Part I and Policies and Procedures Relating to Personal Securities Transactions that appear in Part II. All Employees are required to read and comply with those policies and procedures.

B.     OUTSIDE  ACTIVITIES.

     All outside activities conducted by an Employee that either involve a material time commitment or provide for compensation to the Employee or involve employment, teaching assignments, lectures, publication of articles, or radio or television appearances, must be approved in advance by a Reviewer. A Reviewer may require full details about the outside activity, including the number of hours involved and the compensation to be received. Before accepting appointment as an officer or director in any business, charitable organization or non-profit organization, an Employee must obtain approval from a Reviewer.

C.     CONFLICTS  OF  INTEREST.

     It is a violation of an Employee's duty of loyalty to the Firm for that Employee, without the prior written consent of a Reviewer, to:

1. Rebate, directly or indirectly, to any person or entity any part of the compensation received from the Firm as an Employee;

2. Accept, directly or indirectly, from any person or entity, other than the Firm, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Firm or a Client Account; or

3. Beneficially own any Security or have, directly or indirectly, any financial interest in any other organization engaged in any Securities, financial or related business, except for Beneficial Ownership of not more than
4.9 percent of the outstanding Securities of any business that is publicly owned.

D.     CONFIDENTIALITY  AND  PRIVACY  OF  CUSTOMER  PERSONAL  INFORMATION.

     Any information that an Employee obtains regarding advice furnished by the Firm to its clients, the Firm's recommendations and analyses and other proprietary data or information of the Firm is strictly confidential and may not be revealed to third parties. Such information is the property of the Firm.
Disclosing such information to any third party, without the permission of a Reviewer, is grounds for immediate dismissal by the Firm.

     It is the Firm's policy to protect, through administrative, technical and physical safeguards, the security and confidentiality of financial records and other nonpublic personal information concerning the Firm's clients (including investors in such clients, if applicable) and persons that have applied to be clients (or such investors). Employees may not disclose to anyone the identity, affairs or investments or other personal information of any of the Firm's clients or potential clients to anyone outside of the Firm, except as may have been authorized by the client or as may be required in servicing the Client Account (such as disclosure to a brokerage firm at which such Client Account is held) or for the business of the Firm (such as disclosure to the Firm's auditors and lawyers). Employees must direct to a Reviewer any questions about whether information is confidential or any disclosure is permitted.
To protect the confidentiality of the Firm's confidential and proprietary information and the confidentiality of clients' and potential clients' records, Employees should take the following additional security precautions:

1. Documents containing confidential information may not be taken from the Firm's offices without the prior consent of a Reviewer, and any copies removed from the Firm's offices must be promptly returned. Photocopies of confidential information may only be made as required, and all copies and originals of such documents must be disposed of in a way that keeps the information confidential, such as shredding. When not in use, all paper copies of confidential information must be kept off desk tops, conference tables or any other place where such copies would be visible to persons who are not authorized to have access to such information.

2. All computer drives containing confidential information must only be accessible by the use of passwords issued by the Firm, and all authorized users of such computer drives must log off when leaving a terminal through which they are authorized to access any such computer drive.

3. Physical access to any non-electronic confidential information must be limited by either locking or monitoring access to the offices and storage areas where such information is located.

     At times, the Firm may enter into one or more agreements with third parties, pursuant to which the Firm may provide access to confidential information to those third parties. If this occurs, the Firm will protect the privacy of confidential information and include in the relevant agreements provisions protecting confidential information to the extent required by law. Employees should direct any questions about these agreements or the disclosure of information pursuant to them to a Reviewer.

E.     INVOLVEMENT  IN  LITIGATION.

     An Employee should advise a Reviewer immediately if he or she becomes involved in or threatened with litigation or an administrative investigation or proceeding of any kind, is served with a subpoena, becomes subject to any judgment, order or arrest, or is contacted by any regulatory authority or the press. Employees should refer all inquiries from all regulatory authorities or the press to a Reviewer.

F.     FAVORITISM  AND  GIFTS.

     An employee may not seek or accept gifts, favors, preferential treatment, or valuable consideration of any kind offered from broker-dealers or other companies or persons involved in the securities industry. Limited exceptions to this policy may be made with the approval of a Reviewer.

G.     CERTIFICATIONS  AND  ACKNOWLEDGMENTS.

     Each Employee must sign a Certificate of Receipt of this Statement, in the form attached as Exhibit A. This Certificate acknowledges receipt and understanding of the Firm's policies and procedures and includes the Employee's agreement to abide by and comply with them.

     Under these policies and procedures, each Employee must disclose all of his or her Proprietary Accounts and list all Securities of which the Employee has any Beneficial Ownership and must obtain prior approval of all Securities transactions for the Employee's Proprietary Accounts from a Reviewer. Quarterly and annually, each Employee must sign a written statement, which may be in the form of Exhibit C hereto, certifying that he or she has complied in all respects with these policies and procedures and updating any information that is not current or complete.

H.     REGISTRATION,  LICENSING  AND  TESTING  REQUIREMENTS.

     Each Employee should check with a Reviewer to ensure that he or she has complied with any applicable registration, licensing and testing requirements required as a result of such Employee's duties and position. These requirements may arise under the Investment Advisers Act of 1940, the Commodity Exchange Act, the Investment Company Act of 1940, the Securities Act of 1933, the Securities Exchange Act of 1934, the Employee Retirement Income Security Act of 1974, rules and regulations adopted by the Securities and Exchange Commission, the Commodity Futures Trading Commission, the National Futures Trading Association and the Department of Labor, state broker-dealer statutes and state investment adviser statutes.

                                    EXHIBIT A
                             CERTIFICATE OF RECEIPT

        STATEMENT OF POLICIES AND PROCEDURES RELATING TO INSIDER TRADING,
              EMPLOYEE SECURITIES TRANSACTIONS AND EMPLOYEE CONDUCT

     I hereby certify that I have received and read the Statement of Policies and Procedures Relating to Insider Trading, Employee Securities Transactions and Employee Conduct of SSI Investment Management Inc., that I have had the opportunity to ask any questions I may have had concerning the meaning or interpretation of such policies and procedures, that I understand the obligations set forth therein applicable to me, and that I agree to abide by and comply with all such policies and procedures.

        Signed:_______________________
        Print  Name:__________________
        Date:_________________________

                                    EXHIBIT B

         SECURITIES ACCOUNT DISCLOSURE FORM AND INITIAL HOLDINGS REPORT

SSI  Investment  Management  Inc.
357  North  Canon  Drive
Beverly  Hills,  CA  90210
Attention:     Ms.  Amy  Jo  Gottfurcht
               Mr.  George  Douglas

Ladies  and  Gentlemen:

     Attached are complete and accurate lists of (1) all accounts with any brokerage firm or financial institution held in my name or the name of any of my spouse, my minor children, any relatives living with me and any other persons to whom I contribute support, or in which any of such persons has Beneficial Ownership[1] and (2) the title, number of shares and principal amount of each Security in which I, my spouse, my minor children, any relative or relatives living with me and any other person to whom I contribute support, or in which any of such persons has any Beneficial Ownership, over which any of such persons exercises control, with respect to which any of such persons provides any investment advice, or for which any of such persons participates, directly or indirectly, in the selection of Securities.[2]

     I understand that you require this list to monitor my compliance with the Statement of Policies and Procedures Relating to Insider Trading, Employee Securities Transactions and Employee Conduct (the "Statement") of SSI Investment Management Inc. (the "Firm"). I agree to notify the Firm and obtain the Firm's consent before opening any new account that is within the description above. I agree to request that all brokerage firms or other financial institutions identified on the attachment furnish the Firm with copies of periodic brokerage statements and trade confirmations and any other information concerning activity in any of the listed accounts.

     This information is correct and complete as of ___________, 20__, which is the date I became an Employee of the Firm or the date I received the Statement.
_________________

[1] "Beneficial Ownership" of a Security by a person means that the person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares with any other person (1) any pecuniary, financial or other interest in such Security, (2) voting power, which includes the power to vote, or to direct the voting of, such Security, or (3) investment power, which includes the power to dispose, or to direct the disposition, of such Security. A person will also be deemed to have Beneficial Ownership of a Security if such person provides any investment advice regarding such Security or if the person has the right to acquire such Security within sixty days, including but not limited to any right acquired (A) through the exercise of any option, warrant or right, (B) through the conversion of a Security, (C) pursuant to the power to revoke a trust, discretionary account or similar arrangement, or
(D) pursuant to the automatic termination of a trust, discretionary account or similar arrangement. Any person who, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement or device with the purpose or effect of divesting such person of Beneficial Ownership of such Security as part of a plan or scheme to avoid
Beneficial Ownership of a Security will nevertheless be deemed to have Beneficial Ownership of such Security.

     [2] "Securities" means all investment instruments commonly viewed as securities, including common stock, options, warrants, rights to acquire securities and convertible instruments, as well as commodity futures contracts and commodity options, swaps and other derivative instruments, whether issued in a public or a private placement, but does not include shares of open-end investment companies registered under the Investment Company Act of 1940, as amended, that are not affiliated with the Firm, securities issued by the Government of the United States, bankers' acceptances, bank certificates of deposit or commercial paper.

        Signed:_______________________
        Print  Name:__________________
        Date:_________________________

                   LIST OF SECURITIES AND COMMODITIES ACCOUNTS
                            AS OF _____________, 20__
                                       FOR
                         _______________________________
                               [Name of Employee]




REGISTERED IN THE NAME OF:  FINANCIAL/BROKERAGE INSTITUTION  ACCOUNT NUMBER
_________________________   _______________________________  ______________
_________________________   _______________________________  ______________
_________________________   _______________________________  ______________
_________________________   _______________________________  ______________
_________________________   _______________________________  ______________
_________________________   _______________________________  ______________
_________________________   _______________________________  ______________
_________________________   _______________________________  ______________
_________________________   _______________________________  ______________
_________________________   _______________________________  ______________
_________________________   _______________________________  ______________
_________________________   _______________________________  ______________
_________________________   _______________________________  ______________
_________________________   _______________________________  ______________
_________________________   _______________________________  ______________
_________________________   _______________________________  ______________




If  none,  initial  here:  _____________.

                             INITIAL HOLDINGS REPORT

                                       FOR

                         _______________________________
                               [Name of Employee]

                                      AS OF

                         _______________________________
                                     [Date]




                      FINANCIAL/BROKERAGE
                  INSTITUTION WHERE SECURITIES
SECURITIES OWNED            ARE HELD            ACCOUNT NAME AND NUMBER
________________   ____________________________  ______________________
________________   ____________________________  ______________________
________________   ____________________________  ______________________
________________   ____________________________  ______________________
________________   ____________________________  ______________________
________________   ____________________________  ______________________
________________   ____________________________  ______________________
________________   ____________________________  ______________________
________________   ____________________________  ______________________
________________   ____________________________  ______________________
________________   ____________________________  ______________________
________________   ____________________________  ______________________
________________   ____________________________  ______________________
________________   ____________________________  ______________________

                                    EXHIBIT C

                            CERTIFICATE OF COMPLIANCE

     I hereby certify that, since the date on which I received a copy of the Statement of Policies and Procedures Relating to Insider Trading, Employee Securities Transactions and Employee Conduct of SSI Investment Management Inc., or the date of my most recent Certificate of Compliance, whichever is later, I have complied in all respects with all such policies and procedures applicable to me.

     In particular, I have disclosed to the Firm the existence and location of all securities and commodities trading accounts (including IRA accounts and other retirement accounts) in which I, my spouse, my minor children, any relative or relatives living with me and any other person to whom I contribute support, or in which any of such persons has any direct or indirect Beneficial Ownership, over which any of such persons exercises control or provides any investment advice, or for which any of such persons participates, directly or indirectly, in the selection of Securities, and I have disclosed to the Firm all transactions in such accounts through the date of this certification. If any such information is incomplete or inaccurate, I have attached to this certificate all documents and information necessary to update or correct any previous disclosures.

        Signed:_______________________
        Print  Name:__________________
        Date:_________________________

                                    EXHIBIT D

                    PERSONAL SECURITIES TRADING REQUEST FORM

Name:

Details  of  Proposed  Transaction:





___  CIRCLE PURCHASE OR SALE                                       PURCHASE/SALE
___  Date of Transaction                                           _____________
___  Indicate Name of Issuer and Symbol                            _____________
___  Type of Security (e.g., Note, Common Stock, Preferred Stock)  _____________
___  Quantity of Shares or Units                                   _____________
___  Price per Share/Unit                                          _____________
___  Approximate Dollar Amount                                     _____________
___  Account for which Transaction Will Be Made                    _____________
___  Name of Broker                                                _____________





Date  of  Request:     _______________________

You  may/may  not [CIRCLE ONE] execute the proposed transaction described above.


Authorized  Signature_________________________
Date  of  Response:___________________________